EXHIBIT 5.1

[Letterhead of Conyers Dill & Pearman]

19 March 2008

China Digital TV Holding Co., Ltd.
Jingmeng High-Tech Building B, 4th Floor
No. 5 Shangdi East Road
Haidian District
Beijing 100085
People’s Republic of China

Dear Sirs

China Digital TV Holding Co., Ltd. (the "Company")

We have acted as special legal counsel in the Cayman Islands to the Company in connection with the Registration Statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 6,790,379 ordinary shares of the Company (the "Shares") for issuance pursuant to the following plans (the "Plans"):

(i)	Amended and Restated China Digital TV Holding Co., Ltd. 2005 Stock Incentive Plan; and

(ii)	China Digital TV Holding Co., Ltd. 2008 Stock Incentive Plan.

We have examined the Registration Statement, the corporate authorisations of the Company in connection with the Plans and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plans and the resolutions authorising their issue.

We are of the opinion that the Shares to be issued by the Company pursuant to the Plans have been duly and validly authorised and when issued, sold and paid for in the manner described in the Plans and in accordance with the relevant resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable (meaning that no further sums are payable to the Company by the holder thereof in respect of such Shares).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

/s/ Conyers Dill & Pearman